Filed Pursuant to Rule 433

Registration Nos: 333-229287 and 333-229287-01

** Full Pricing Details **$1.25bn Nissan Auto Receivables 2019-B Owner Trust

Joint Leads: Wells Fargo (str), Mizuho, MUFG, TD

Co-Managers: BNP, HSBC, Lloyds, Scotia

CLASS	SIZE ($MM)	WAL*	M/F	L. FIN	BENCH	SPREAD	CPN	YLD%	$PRICE
A1	268.000	0.27	P-1/F-1+	6/15/20	IntL	-3	2.49668%	2.49668%	$100.00000
A2	438.000	1.06	Aaa/AAA	3/15/22	EDSF	+12	2.56%	2.577%	$99.99664
A3	438.000	2.38	Aaa/AAA	11/15/23	IntS	+24	2.50%	2.523%	$99.97739
A4	106.000	3.66	Aaa/AAA	12/15/25	IntS	+33	2.54%	2.559%	$99.98097

*WAL’s assume 1.30% ABS to 5% clean-up call

Deal Summary:

Expected Settle	: 5/28/19	Registration	: SEC Registered
First Pay Date	: 6/17/19	ERISA Eligible	: Yes
Expected Ratings	: Moody’s, Fitch	Min Denoms	: $1k x $1k
Ticker	: NAROT 2019-B	Bill & Deliver	: Wells Fargo
Expected Pricing	: PRICED

Available Information

* Preliminary Prospectus and FWP (Attached)

* Intex CDI File (Attached)

* Intex Dealname: wsnarot2019b Password: A2YJ

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